EXHIBIT 99.1

              EYECITY SELLS SUBSTANTIALLY ALL OF ITS B2C WEB SITES
                      AND REDUCES INDEBTEDNESS BY $810,000

PLAINVIEW, N.Y -- January 17, 2001--Eyecity.com, Inc. (OTC BB: ICTY) announced today the sale of substantially all its business-to-consumer (B2C) Web sites. The Web sites include Peepers.com, Eyeglassplace.com and Binoculars.com, which generated substantially all of the Company's sales in 1999 and 2000. As a result of this transaction the Company eliminated the $810,000 balance of the indebtedness it had incurred for the acquisition of these Web sites in 1999.

The Company will continue its efforts on growing its EyeTools(R) computer eyewear, and Foggles(R) pilot training, recreational shooting and hunting eyewear product lines. The Company is also evaluating various opportunities in developing a B2B and B2P platform in the optical industry by utilizing its experience in the B2C market.

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This press release contains certain forward-looking statements, which may involve known and unknown material risks, uncertainties and other factors not under the Company's control including without limitation its ability to operate as a going concern, the need for additional financing, the impact of competition, the management of growth, compliance with applicable regulatory requirements, the Company's ability to implement its long term business plan for acquiring complementary businesses and the Company's ability to enter into agreements with marketing or distribution partners, which may cause actual results, performance and achievements of the Company to be materially different from the Company's expectations.

Contact

Eyecity.com, Inc., Plainview, NY
Mark H. Levin, 516.822.5000
mlevin@eyecity.com